Exhibit 99.4

AMENDMENT NO. 3 TO
THE RIGHTS AGREEMENT
BETWEEN
BROOKS AUTOMATION, INC.
AND
EQUISERVE TRUST COMPANY, N.A.

     This AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of July 8, 2005, between Brooks Automation, Inc., a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A. (the “Rights Agent”). Capitalized terms used but not otherwise defined in this Amendment No. 3 shall have the meanings given them in the Rights Agreement.

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement (entered into by BankBoston, N.A., a predecessor of the Rights Agent), dated as of November 23, 1997, as amended on October 23, 2001 and on May 20, 2002 (the “Rights Agreement”);

     WHEREAS, the Company is contemplating entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Mt. Hood Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Sub”) and Helix Technology Corporation, a Delaware corporation (“Helix”), pursuant to which Sub will be merged with and into Helix with Helix as the surviving corporation thereof (the “Merger”), and the stockholders of Helix will become stockholders of the Company;

     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the Merger and determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the execution and delivery of the Merger Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing;

     WHEREAS, upon the execution and delivery of the Merger Agreement, Helix and/or its Associates and Affiliates may be deemed to be an “Acquiring Person” under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AMENDMENT OF SECTION 1: DEFINITION OF “ACQUIRING PERSON”. The definition of “Acquiring Person” set forth in Section 1 of the Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything in this Agreement to the contrary, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of Merger Agreement (or any amendment thereto approved by the Board of Directors of the Company) or (ii) the consummation of the transactions contemplated thereby, including the Merger, unless in the case of clause (ii), upon consummation of the Merger, any Person, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more of the Common Shares of the Corporation.”

2.	AMENDMENT OF SECTION 1: DEFINITION OF SHARES ACQUISITION DATE. The definition of “Shares Acquisition Date” set forth in Section 1 of the Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery of Merger Agreement (or any amendment thereto approved by the Board of Directors of the Company) or (ii) the consummation of the transactions contemplated thereby, including the Merger, unless in the case of clause (ii), upon consummation of the Merger, any Person, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more of the Common Shares of the Corporation.”

3.	AMENDMENT OF SECTION 1: OTHER DEFINITIONS. Section 1 of the Rights Agreement is hereby further amended by adding the following subparagraphs at the end thereof:

     “(p) “Amendment No. 3” shall mean Amendment No. 3 to the Agreement dated as of July 8, 2005 between the Company and the Rights Agent.

     (q) “Helix” shall have the meaning set forth in Section 35 hereof.

     (r) “Merger” shall have the meaning set forth in the Merger Agreement.

     (s) “Merger Agreement” shall have the meaning set forth in Section 35 hereof.

      (t) “Sub” shall have the meaning set forth in Section 35 hereof.”

2.	AMENDMENT OF SECTION 3(a). Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by reason of (i) the execution and delivery of Merger Agreement (or any amendment thereto approved by the Board of Directors of the Company) or (ii) the consummation of the transactions contemplated thereby, including the Merger, unless in the case of clause (ii), upon consummation of the Merger, any Person, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more of the Common Shares of the Corporation.”

3.	AMENDMENT OF SECTION 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of Merger Agreement (or any amendment thereto approved by the Board of Directors of the Company) nor (ii) the consummation of the transactions contemplated thereby, including the Merger, unless in the case of clause (ii), upon consummation of the Merger, any Person, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more of the Common Shares of the Corporation, shall be deemed to be an event of the type described in this Section 11(a)(ii) or cause the Rights to be adjusted or to become exercisable in accordance with this Section 11 or otherwise.”

4.	AMENDMENT OF SECTION 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of Merger Agreement (or any amendment thereto approved by the Board of Directors of the Company) nor (ii) the consummation of the transactions contemplated thereby, including the Merger, unless in the case of clause (ii), upon consummation of the Merger, any Person, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more of the Common Shares of the Corporation, shall be deemed to be an event of the type described in this Section 13 or cause the Rights to be adjusted or to become exercisable in accordance with this Section 13 or otherwise.”

5.	Addition of Section 35. The Rights Agreement is hereby further modified, supplemented and amended by adding the following new Section 35:

“SECTION 35. MERGER WITH HELIX TECHNOLOGY CORPORATION.

     The Company, Mt. Hood Corporation, a Delaware corporation and wholly owned subsidiary of Company (“Sub”), and Helix Technology Corporation, a Delaware corporation (“Helix”), have entered into an Agreement and Plan of Merger, dated on or about July11, 2005 as it may be amended from time to time (the “Merger Agreement”) pursuant to which Sub agrees, among other things, to merge with and into Helix with Helix being the surviving entity according to the terms and conditions set forth in the Merger Agreement (the “Merger”). Notwithstanding anything in this Agreement to the contrary, if the Merger Agreement shall be terminated for any reason, then all of the amendments to this Agreement effected by Amendment No. 3 shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.”

6.	All references to the Company in the Rights Agreement as Brooks-PRI Automation, Inc. are hereby amended and restated to read “Brooks Automation, Inc.”

7.	Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms and shall be otherwise unaffected hereby.

8.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

9.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the associated Common Shares) any legal or equitable right, remedy or claim under this Amendment or the Rights; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights (and, prior to the Distribution Date, the associated Common Shares).

10.	Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said State applicable to contracts to be made and performed entirely within said State.

12.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

BROOKS AUTOMATION, INC.
By:	/s/ Robert W. Woodbury, Jr.
	Name:	Robert W. Woodbury, Jr.
	Title:	Senior Vice-President and Chief Financial Officer

EQUISERVE TRUST COMPANY, N.A.
By:	/s/ Michael J. Connor
	Name:	Michael J. Connor
	Title:	Managing Director

[Signature Page to Amendment No. 2 to Rights Agreement]